Exhibit 99.1

OptimumBank Holdings, Inc. Financial Performance for the Fourth Quarter of 2025

Fort Lauderdale, FL, February 2, 2026 — OptimumBank Holdings, Inc. (NYSE American: OPHC) (the “Company”) is a bank holding company. OptimumBank (the “Bank”) is a Florida-chartered commercial bank and is owned 100% by the Company. The Company is pleased to announce net earnings of $4.85 million, or $0.42 per basic share, and $0.21 per diluted share, for the fourth quarter of 2025. This compares to net earnings of $4.32 million, or $0.37 per basic share, and $0.18 per diluted share, for the third quarter of 2025, and $3.95 million net earnings, or $0.38 per basic share, and $0.18 per diluted share, for the comparable quarter last year. For the twelve-month period ended December 31, 2025, net earnings was $16.64 million, or $1.42 per basic share, and $0.71 per diluted share, compared to net earnings of $13.12 million, or $1.39 per basic share, and $0.63 per diluted share, for the twelve-month period ended December 31, 2024. The increase of $3.52 million in earnings for the twelve-month period ended December 31, 2025, compared to the same period in 2024, was primarily driven by a $7.90 million improvement in net interest income and $2.15 million increase in noninterest income, partially offset by an increase in noninterest expenses and income taxes. The diluted share count incorporates the effect of certain changes to existing preferred shares, and comparability with prior diluted EPS figures may be affected accordingly.

The Company has demonstrated continued progress during the fourth quarter of 2025. The gross loan portfolio increased by $145.07 million, or 17.83%, during the fourth quarter of 2025 to $958.79 million. Total deposits declined by $27.74 million from September 30, 2025, totalling $931.75 million at December 31, 2025, down 2.89% from the prior quarter. This also represents growth of $159.56 million in total deposits since the December 31, 2024, or 20.66%.

Highlights for the Fourth Quarter of 2025

●	Net earnings of $4.85 million, or $0.42 per basic share, and $0.21 diluted earnings per share (“diluted EPS”).
●	Return on Average Assets (ROAA) was 1.77% for the fourth quarter of 2025, compared to 1.68% as of September 30, 2025 (both annualized).
●	Net interest margin was 4.39%, reflecting a two-basis point increase from 4.37% at September 30, 2025.
●	Total assets grew by $28.64 million to $1.11 billion from September 30, 2025.
●	Total deposits decreased by $27.74 million to $931.75 million from September 30, 2025.
●	Gross loans increased by $145.07 million during the quarter to $958.79 million, compared to $813.7 million at September 30, 2025.
●	Total stockholders’ equity increased by $5.00 million to $121.90 million as of December 31, 2025, up from $116.89 million as of September 30, 2025, reflecting continued earnings retention.
●	Return on Average Equity (ROAE) was 16.23% for the fourth quarter of 2025, compared to 15.17% as of September 30, 2025 (both annualized).

Highlights for the Year Ended December 31, 2025

●	Net earnings of $16.65 million, or $1.42 per basic share, and $0.71 diluted EPS, compared to $1.39 per basic share and $0.63 per diluted share for 2024.
●	Return on Average Assets (ROAA) was 1.64%, compared to 1.42% for the twelve-month period ended December 31, 2024.
●	Net interest margin was 4.28%, reflecting a 45-basis point increase from 3.83% for the twelve-month period ended December 31, 2024.
●	Total assets grew by $178.75 million to $1.11 billion from December 31, 2024, an increase of approximately 19.16% compared to $932.93 million at December 31, 2024.
●	Total deposits grew by $159.56 million to $931.75 million from December 31, 2024, representing an increase of approximately 20.66% compared to $772.19 million at December 31, 2024.
●	Gross loans increased by $154.55 million to $958.79 million at December 31, 2025 , as compared to December 31, 2024.
●	Total stockholders’ equity increased by $18.71 million to $121.90 million as of December 31, 2025, up from $103.18 million as of December 31, 2024, reflecting continued earnings retention.
●	Fully diluted tangible book value per share increased to $5.18 per diluted share at December 31, 2025, up $0.75, or 16.9% from the prior year

“We ended 2025 with the best quarter and the best year we have ever had,” said Moishe Gubin, Chairman of the Board. “Our focus remains simple and effective. We are now on the cusp of fully realizing our strategic plan, which includes expanding into new, financially related verticals that complement our banking operations. We’ve built the foundation, and we are excited to unveil the next phase of this journey in the near future.”

Net interest income for the quarter-ended December 31, 2025 increased to $11.87 million, up by $0.82 million from the third quarter of 2025 and $2.64 million from the fourth quarter of 2024, supported by higher yields on loans and other earning assets and lower costs on interest-bearing liabilities. The cost of interest-bearing liabilities was slightly lower at 3.34%, down by 14-basis points from 3.48% in the third quarter, while interest-earning asset yields were one basis point lower at 6.45%. The Company’s net interest margin rose to 4.39%, a reflection of disciplined loan and deposit pricing strategy and balance sheet optimization.

Noninterest income for the quarter-ended December 31, 2025 decreased to $1.73 million, or $0.26 million lower from the prior quarter primarily driven by fewer loan prepayment fees. Noninterest expenses increased to $6.74 million, primarily due to other expenses including marketing, partially offset by lower staffing related expense. The Company maintained an efficiency ratio of 49.59% for the fourth quarter of 2025, consistent with prudent cost management amid balance sheet expansion and associated revenue expansion.

Credit loss expense as of quarter-ended December 31, 2025 decreased to $0.40 million, due to the improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss. Gross charge-offs remained modest at $201,000, while recoveries totalled $67,000, resulting in net charge-offs of $134,000, reflecting a well-managed loan portfolio for the fourth quarter of 2025. The allowance for credit losses stood at $10.27 million as of December 31, 2025, or 1.07% of total loans.

Loan portfolio growth was strong in the fourth quarter of 2025. Gross loans increased by $145.07 million. Commercial real estate and residential real estate segments continued to expand, growing by $141.64 million and $7.30 million, respectively. Additionally, there was an increase in commercial and consumer loans of $2.59 million and $2.44 million, respectively. These gains were partially offset by a $7.15 million decline in land and construction loans and a $1.74 million decline in multi-family real estate. The growth experienced in the loan portfolio is due to the implementation of our relationship-based banking model and the success of our lenders in competing for new business.

On the funding side, total deposits decreased by $27.74 million to $931.75 million from the third quarter of 2025, primarily in noninterest-bearing demand deposits that decreased by $47.45 million to $266.52 million. The decline is primarily related to year end business account seasonality. The Company had $50.00 million in Federal Home Loan Bank (“FHLB”) advances outstanding at December 31, 2025.

Capital levels remain strong, with a Tier 1 Leverage Ratio of 11.39%, well above regulatory minimums. The Company remains well positioned to support continued growth and earnings momentum as the Company heads into 2026.

The Company’s outlook remains constructive. During 2025, the Company formed a new wholly owned subsidiary, capitalized through a dividend from the Bank to the Company, which is intended to offer a focused suite of financing solutions, including bridge-to-HUD financing and FHA and HUD insured loan origination for multifamily and healthcare properties. The platform is expected to roll out in 2026, leveraging the Company’s established relationships and specialized expertise across skilled nursing, senior housing, and multifamily sectors. Additionally, the Company continues to invest in technology, talent, and targeted growth strategies that reinforce its position as one of the most dynamic and rapidly growing community banks in South Florida. We remain grateful for the trust and partnership of our shareholders, customers, and employees.

The following table presents the Company’s quarterly trends of the consolidated financial highlights (unaudited) for the periods presented (see below for a summary of non-GAAP reconciliation):

	Quarterly Trends					4Q25 change vs
(Dollars in thousands except per share amounts)	4Q25	3Q25	2Q25	1Q25	4Q24	3Q25	4Q24
Selected Balance Sheet Data
Total assets	$1,111,678	$1,083,043	$999,127	$977,468	$932,933	$28,635	$178,745
Total gross loans	958,793	813,722	784,564	800,244	804,240	145,071	154,553
Total deposits	931,750	959,487	878,865	852,934	772,195	(27,737)	159,555
Earnings Highlights
Net earnings	$4,853	$4,323	$3,602	$3,870	$3,949	$530	$904
Diluted earnings per share (EPS)	$0.21	$0.18	$0.15	$0.17	$0.18	$0.02	$0.03
Net interest income	$11,871	$11,048	$10,242	$9,426	$9,235	$823	$2,636
Performance Ratios
Net interest margin	4.39%	4.37%	4.32%	4.06%	4.19%	0.02%	0.20%
Net interest spread	3.11%	2.98%	3.08%	2.87%	2.90%	0.13%	0.21%
Cost of interest-bearing liabilities	3.34%	3.48%	3.49%	3.59%	4.02%	(0.14)%	(0.68)%
Efficiency ratio	49.59%	50.68%	51.18%	52.79%	42.53%	(1.09)%	7.05%
Net loan-to-deposit ratio	101.67%	83.67%	88.13%	92.77%	102.95%	18.00%	(1.28)%
Return on (annualized)
Average assets (ROAA)	1.77%	1.68%	1.48%	1.62%	1.62%	0.09%	0.15%
Average equity (ROAE)	16.23%	15.17%	13.10%	14.66%	16.19%	1.08%	0.04%
Average tangible assets (ROTA)	1.77%	1.68%	1.48%	1.62%	1.62%	0.09%	0.15%
Pre-tax pre-provision net revenue (PPNR)	$6,855	$6,426	$5,895	$5,031	$5,921	$429	$934
Other Operating Measures
Common shares outstanding	11,533,943	11,883,943	11,751,082	11,751,082	11,636,092	(350,000)	(102,149)
Non-diluted tangible book value per share	$10.57	$9.84	$9.48	$9.19	$8.87	$0.73	$1.71
Fully diluted shares outstanding	23,523,473	23,523,473	23,390,612	23,390,612	23,275,622	0	247,851
Fully diluted tangible book value per share	$5.18	$4.97	$4.76	$4.62	$4.43	$0.21	$0.75
Tangible common equity to tangible assets	10.97%	10.79%	11.14%	11.05%	11.06%	0.17%	(0.11)%
Tier 1 Leverage Ratio	11.39%	11.71%	11.89%	11.71%	10.91%	(0.31)%	0.49%

Financial Results

Statement of Earnings

Net earnings were $4.85 million for the fourth quarter of 2025, compared to net earnings of $4.32 million for the third quarter of 2025, and $3.95 million for the fourth quarter of 2024. The increase from the third quarter of 2025 was primarily due to an increase in net interest income to $11.87 million, compared to $11.05 million in the third quarter.

Total interest income was $17.44 million for the fourth quarter of 2025, compared to $16.32 million in the third quarter of 2025 and $15.64 million in the fourth quarter of 2024. The sequential growth was driven by a $1.36 million increase in interest income from loans. Compared to the third quarter of 2025, the increase was primarily due to a $76.25 million increase in average loan balances.

The following table depicts the components of interest income (unaudited) for the quarterly periods presented:

	Quarterly Trends					4Q25 change vs
(Dollars in thousands)	4Q25	3Q25	2Q25	1Q25	4Q24	3Q25	4Q24
Interest income
Loans	$15,437	$14,082	$14,026	$13,601	$13,679	$1,355	$1,758
Debt securities	164	153	158	160	154	11	10
Other	1,837	2,086	1,404	1,246	1,809	(249)	28
Total interest income	$17,438	$16,321	$15,588	$15,007	$15,642	$1,117	$1,796

Interest expense totalled $5.57 million for the fourth quarter of 2025, compared to $5.27 million for the third quarter of 2025 and $6.41 million for the fourth quarter of 2024. Compared to the third quarter of 2025, the increase in interest expense was primarily attributable to a $60.00 million increase in total interest-bearing liability balances, partially offset by a 14-basis point decrease in the cost of interest-bearing liabilities, from 3.48% to 3.34%. Compared to the fourth quarter of 2024, the decrease in rates paid was substantial, with a 60-basis point decrease in the cost of interest-bearing liabilities, from 3.94% to 3.34% primarily from lower interest rates paid on deposits and borrowings.

Net interest income was $11.87 million in the fourth quarter of 2025, up from $11.05 million in the third quarter of 2025 and $9.24 million in the fourth quarter of 2024. The quarter-over-quarter increase was driven by growth in the average interest-earning assets of $70.11 million, and the lower cost on interest bearing liabilities. On a year-over-year basis, the growth in net interest income was primarily attributable to a $91.57 million increase in average loan balances and a $38.08 million increase in average interest-earning deposits with banks balances, further supported by lower funding costs.

Net interest margin expanded to 4.39% for the fourth quarter of 2025, compared to 4.37% and 3.87% for the third and fourth quarters of 2025 and 2024, respectively. Compared to the third quarter of 2025, net interest margin increased by two basis points, primarily driven by the decrease in interest-bearing liabilities cost. Compared to the fourth quarter of 2024, net interest margin increased by 60 basis points, primarily attributable to a decrease in the cost of interest-bearing liabilities.

The cost of interest-bearing liabilities was 3.34% in the fourth quarter of 2025, down from 3.48% in the third quarter of 2025 and down from 3.94% in the fourth quarter of 2024. The decrease from the third quarter of 2025 was primarily due to a decrease in yields in the NOW, money market, and time deposit portfolios. Compared to the same quarter last year, the cost of interest-bearing liabilities decreased substantially by 60 basis points. This reduction was due to a decrease in yields across the deposit portfolio with disciplined pricing following rate reductions.

Credit loss expense was $0.40 million during the fourth quarter of 2025, compared to $0.76 million in the third quarter of 2025, and $0.61 million for the fourth quarter of 2024. The decrease in credit loss expense from the third quarter was primarily attributable to improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss. Gross charge-offs remained modest at $201,000, while recoveries totalled $67,000, resulting in net charge-offs of $134,000 during the fourth quarter of 2025. The Company’s allowance for credit losses stood at $10.27 million, or 1.07% of total loans, as of December 31, 2025.

Noninterest income totalled $1.73 million for the fourth quarter of 2025, down from $1.98 million in the prior quarter and up from $1.07 million in the fourth quarter of 2024. The quarter-over-quarter decrease of $0.26 million was primarily driven by fewer loan prepayment fees. Compared to the same quarter last year, the $0.66 million increase in noninterest income related to increases in wire transfers, ACH fees on deposit payment transactions, and gains on the sale of SBA loans.

Noninterest expenses totalled $6.74 million for the fourth quarter of 2025, compared to $6.60 million in the third quarter of 2025 and $4.38 million in the fourth quarter of 2024. Compared to the fourth quarter of 2024, the increase of $2.36 million includes increases of $1.53 million, $0.22 million, and $0.67 million in employee compensation expenses, data processing, and deposit operation expenses, respectively.

Regarding the $0.14 million increase in noninterest expenses when compared to the prior quarter, this was primarily due to higher other expenses, primarily in marketing expenses related to the Company’s 25th anniversary client appreciation event held in Q4 2025. This was partially offset by lower salaries and employee benefit expense compared to the prior quarter, the result of year end incentive compensation adjustments.

The following table depicts the components of noninterest expenses (unaudited) for the quarterly periods presented:

	Quarterly Trends					4Q25 change vs
(Dollars in thousands)	4Q25	3Q25	2Q25	1Q25	4Q24	3Q25	4Q24
Noninterest expenses
Salaries and employee benefits	3,672	4,004	3,738	3,381	2,145	(332)	1,527
Professional fees	333	276	275	247	374	57	(41)
Occupancy and equipment	328	327	294	282	243	1	85
Data processing	794	788	625	533	570	6	224
Regulatory assessment	161	126	202	198	204	35	(43)
Losses on sale and write-downs of other real estate owned	54	-	-	-	-	54	54
Other	1,401	1,083	1,047	985	846	318	555
Total noninterest expenses	6,743	6,604	6,181	5,626	4,382	139	2,361

Income tax expense was $1.60 million for the fourth quarter of 2025 compared $1.34 million in the third quarter of 2025 and $1.36 million in the fourth quarter of 2024. The effective tax rate for the quarter was 24.8%, compared to 23.7% in the prior quarter and 25.6% from the prior year comparative quarter.

Balance Sheet

Total assets were $1.11 billion as of December 31, 2025, increasing from $1.08 billion at September 30, 2025, and up from $932.93 million at December 31, 2024. The quarter-over-quarter growth of $28.64 million was primarily attributable to a $144.48 million increase in net loans, partially offset by a $120.53 million decrease in cash and cash equivalents.

Cash and cash equivalents at December 31, 2025, was $114.56 million, which decreased from $235.09 million at September 30, 2025, and increased from $93.63 million at December 31, 2024. The decrease quarter-over-quarter was primarily driven by the growth in loans.

Investment securities (debt securities available for sale and held-to-maturity) at December 31, 2025, were $25.40 million, compared to $23.17 million at September 30, 2025, and $23.05 million at December 31, 2024. No sales of debt securities were reported during these periods.

Total gross loans at December 31, 2025, were $958.79 million, an increase from $813.72 million at September 30, 2025, and up from $804.24 million at December 31, 2024. Gross loans increased during the quarter reflecting growth in commercial real estate, residential real estate, commercial, and consumer loans. Compared to December 31, 2024, the gross loan portfolio increased by $154.55 million, reflecting growth primarily in commercial real estate.

The allowance for credit losses (“ACL”) was $10.27 million as of December 31, 2025, representing 1.07% of total loans, decreasing from 1.23% at September 30, 2025, and up from $10.02 million and $8.66 million at September 30, 2025, and December 31, 2024, respectively. The quarter-over-quarter increase of $0.26 million was primarily driven by the growth in the loan portfolio. The increase was partially offset by net charge-offs of $134,000, as gross charge-offs remained modest at $201,000 and recoveries totalled $67,000. The ACL ratio reflects continued credit discipline and a well-diversified loan portfolio.

The following table presents the components of the ACL (unaudited) as of the dates indicated:

						December 31, 2025 change vs
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
(Dollars in thousands)	2025	2025	2025	2025	2024	2025	2024
Beginning balance	$10,018	$9,338	$8,270	$8,660	$8,337	$680	$1,681
Credit loss expense (reversal) - funded	389	639	1,043	(144)	569	(250)	(180)
Charge-offs	(201)	(129)	(72)	(325)	(336)	(72)	135
Recoveries	67	170	97	79	90	(103)	(23)
Ending balance	$10,273	$10,018	$9,338	$8,270	$8,660	$255	$1,613

Nonaccrual loans totalled $2.90 million at December 31, 2025, compared to $2.98 million at September 30, 2025, and $7.58 million at December 31, 2024. The decrease from the prior year was primarily due to a decrease in land and construction, and consumer nonaccrual loans of $6.20 million, offset by a $1.52 million increase in nonaccrual commercial loans during the year. There were no loans 90 days or more past due and still accruing interest as of December 31, 2025. Additionally, the Company did not report any modified loans to borrowers experiencing financial difficulty during the fourth quarter of 2025.

Nonperforming assets (NPA) reflected strong asset quality at September 30, 2025. Nonaccrual loans decreased to $2.90 million from $7.58 million at December 31, 2024. The Company reported one real estate owned (“OREO”) property totalling $0.55 million that was transferred to other assets related to a previously reported nonaccrual consumer loan.

Total deposits at December 31, 2025, were $931.75 million, a decrease from $959.49 million at September 30, 2025, and an increase from $772.20 million at December 31, 2024. The decrease from September 30, 2025, was attributable to a decrease in noninterest-bearing demand deposits, savings, NOW, and money-market deposits, partially offset by increases in time deposits. The increase from December 31, 2024 was attributable to increases in all deposit categories, most notably a 27.09% increase in time deposits and a 25.21% increase in noninterest-bearing demand deposits. The Company continues to maintain a diverse and stable funding base.

Accumulated other comprehensive loss (AOCL) was $4.60 million at December 31, 2025, compared to $4.75 million at September 30, 2025, and $5.57 million at December 31, 2024. The unrealized loss in AOCL improved by $0.16 million quarter-over-quarter, primarily due to the decline in long-term interest rates impacting the fair value of available-for-sale securities. Year-over-year, AOCL improved by $0.97 million, reflecting the net impact of favourable fair value changes over the trailing twelve months, resulting in unrealized gains. All AOCL amounts represent unrealized gains and losses, net of applicable income taxes, and have no impact on reported earnings.

Shareholders’ equity was $121.90 million as of December 31, 2025, compared to $116.89 million as of September 30, 2025, and $103.18 million as of December 31, 2024. The fourth quarter increase was principally attributable to fourth quarter net earnings of $4.85 million, and a decrease in accumulated other comprehensive loss.

Tangible book value per share at December 31, 2025, was $10.57, up from $9.84 at September 30, 2025, and $8.87 at December 31, 2024. This non-diluted measure is based on common shares outstanding, which were 11,533,943 at December 31, 2025 (down from 11,883,943 at September 30, 2025, and down from 11,636,112 at December 30, 2024).

Although GAAP accounting generally presents book value based on common shares outstanding, the Company believes a more comprehensive measure of shareholder value is on a fully diluted basis.

On a fully diluted basis, tangible book value per share was $5.18 at December 31, 2025, up from $4.97 at September 30, 2025, and $4.43 at December 31, 2024. This is based on fully diluted shares outstanding of 23,523,473 at December 31, 2025 (consistent with 23,523,473 at September 30, 2025, and up from 23,275,622 at December 31, 2024).

The increase in both non-diluted and fully diluted tangible book value per share reflects strong quarterly earnings performance and overall capital strength.

FORWARD-LOOKING STATEMENTS

Certain statements made in this report which are not statements of historical fact are forward-looking statements within the meaning of, and subject to the protection of, the federal securities laws. Forward looking statements include, among others, statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements made in this report. You can identify forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions. Forward-looking statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Accordingly, we caution you not to place undue reliance on such statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law.

Investor Relations & Corporate Relations

Contact: Seth Denison

Telephone: (305) 401-4140

Email: SDenison@OptimumBank.com

OptimumBank Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

						December 31, 2025 change vs
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
	2025	2025	2025	2025	2024	2025	2024
Assets
Cash and due from banks	$9,349	$9,271	$8,833	$13,542	$13,982	$78	$(4,633)
Interest-bearing deposits with banks	105,210	225,815	172,921	129,914	79,648	(120,605)	25,562
Total cash and cash equivalents	114,559	235,086	181,754	143,456	93,630	(120,527)	20,929
Debt securities available for sale	25,184	22,926	22,378	23,043	22,773	2,258	2,411
Debt securities held-to-maturity	214	246	260	269	281	(32)	(67)
Loans, net of allowance for credit losses	947,294	802,812	774,548	791,232	794,985	144,482	152,309
Federal Home Loan Bank stock	3,028	658	658	1,128	2,929	2,370	99
Premises and equipment, net	2,490	2,308	2,426	2,249	2,062	182	428
Other real estate owned	551	-	-	-	-	551	551
Right-of-use lease assets	2,617	2,725	2,552	2,647	2,679	(108)	(62)
Accrued interest receivable	3,621	3,171	3,138	3,287	3,348	450	273
Deferred tax asset	3,108	3,238	3,135	2,777	3,001	(130)	107
Other assets	9,012	9,873	8,278	7,380	7,245	(861)	1,767
Total assets	$1,111,678	$1,083,043	$999,127	$977,468	$932,933	$28,635	$178,745
Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing demand deposits	$266,520	$313,973	$259,816	$235,779	$211,900	$(47,453)	$54,620
Savings, NOW and money-market deposits	306,921	309,087	300,907	289,768	278,355	(2,166)	28,566
Time deposits	358,309	336,427	318,142	327,387	281,940	21,882	76,369
Total deposits	931,750	959,487	878,865	852,934	772,195	(27,737)	159,555

Federal Home Loan Bank advances	50,000	-	-	10,000	50,000	50,000	-

Operating lease liabilities	2,745	2,846	2,661	2,746	2,774	(101)	(29)
Other liabilities	5,286	3,822	6,253	3,785	4,780	1,464	506
Total liabilities	989,781	966,155	887,779	869,465	829,749	23,626	160,032
Stockholders’ equity
Preferred stock:
Series B Convertible Preferred	-	-	-	-	-	-	-
Series C Convertible Preferred	-	-	-	-	-	-	-
Common stock	115	119	118	118	116	(4)	(1)
Additional paid-in capital	112,578	112,574	112,010	112,015	111,485	4	1,093
Retained earnings (accumulated deficit)	13,801	8,948	4,625	1,023	(2,847)	4,853	16,648
Accumulated other comprehensive loss	(4,597)	(4,753)	(5,405)	(5,153)	(5,570)	156	973
Total stockholders’ equity	121,897	116,888	111,348	108,003	103,184	5,009	18,713
Total liabilities and stockholders’ equity	$1,111,678	$1,083,043	$999,127	$977,468	$932,933	$28,635	$178,745

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings - Quarterly (Unaudited)

(Dollars in thousands, except per share amounts)

	Quarterly Trends					4Q25 change vs
	4Q25	3Q25	2Q25	1Q25	4Q24	3Q25	4Q24
Interest income
Loans	$15,437	$14,082	$14,026	$13,601	$13,679	$1,355	$1,758
Debt securities	164	153	158	160	154	11	10
Other	1,837	2,086	1,404	1,246	1,809	(249)	28
Total interest income	17,438	16,321	15,588	15,007	15,642	1,117	1,796

Interest expense
Deposits	5,561	5,273	5,322	5,278	6,005	288	(444)
Borrowings	6	-	24	303	402	6	(396)
Total interest expense	5,567	5,273	5,346	5,581	6,407	294	(840)

Net interest income	11,871	11,048	10,242	9,426	9,235	823	2,636

Credit loss expense (reversal)	398	763	1,040	(165)	613	(365)	(215)
Net interest income after credit loss expense (reversal)	11,473	10,285	9,202	9,591	8,622	458	2,421

Noninterest income
Service charges and fees	1,268	1,252	1,099	1,038	958	16	310
Other	459	730	735	193	110	(271)	349
Total noninterest income	1,727	1,982	1,834	1,231	1,068	(255)	659

Noninterest expenses
Salaries and employee benefits	3,672	4,004	3,738	3,381	2,145	(332)	1,527
Professional fees	333	276	275	247	374	57	(41)
Occupancy and equipment	328	327	294	282	243	1	85
Data processing	794	788	625	533	570	6	224
Regulatory assessment	161	126	202	198	204	35	(43)
Losses on sale and write-downs of other real estate owned	54	-	-	-	-	54	54
Other	1,401	1,083	1,047	985	846	318	555
Total noninterest expenses	6,743	6,604	6,181	5,626	4,382	139	2,361

Net earnings before income taxes	6,457	5,663	4,855	5,196	5,308	794	1,149

Income taxes	1,604	1,340	1,253	1,326	1,359	264	245
Net earnings	$4,853	$4,323	$3,602	$3,870	$3,949	$530	$904

Net earnings per share - Basic	$0.42	$0.37	$0.31	$0.33	$0.38	$0.05	$0.04
Net earnings per share - Diluted	$0.21	$0.18	$0.15	$0.17	$0.18	$0.02	$0.03

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings - Year-to-Date (Unaudited)

(Dollars in thousands, except per share amounts)

	Twelve Months Ended
	December 31,
	2025	2024	Change
Interest income
Loans	$57,146	$52,051	$5,095
Debt securities	635	652	(17)
Other	6,573	6,926	(353)
Total interest income	64,354	59,629	4,725

Interest expense
Deposits	21,434	22,963	(1,529)
Borrowings	333	1,976	(1,643)
Total interest expense	21,767	24,939	(3,172)

Net interest income	42,587	34,690	7,897

Credit loss expense	2,036	2,222	(186)
Net interest income after credit loss expense	40,551	32,468	8,083

Noninterest income
Service charges and fees	4,657	3,780	877
Other	2,117	843	1,274
Total noninterest income	6,774	4,623	2,151

Noninterest expenses
Salaries and employee benefits	14,795	11,103	3,692
Professional fees	1,131	1,073	58
Occupancy and equipment	1,231	884	347
Data processing	2,740	2,273	467
Regulatory assessment	687	799	(112)
Losses on sale and write-downs of other real estate owned	54	-	54
Other	4,516	3,328	1,188
Total noninterest expenses	25,154	19,460	5,694

Net earnings before income taxes	22,171	17,631	4,540

Income taxes	5,523	4,507	1,016
Net earnings	$16,648	$13,124	$3,524

Net earnings per share - Basic	$1.42	$1.39	$0.04
Net earnings per share - Diluted	$0.71	$0.63	$0.08

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (QTD) (Unaudited)

(Dollars in thousands, except average yields/rates)

	4Q25			3Q25			4Q24
		Interest	Average		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(1)
Interest-earning assets
Loans	$876,581	$15,437	7.04%	$800,336	$14,082	7.04%	$785,007	$13,679	6.97%
Securities	24,192	164	2.71%	22,695	153	2.70%	23,912	154	2.58%
Other interest-earning assets (2)	180,474	1,837	4.07%	188,109	2,086	4.44%	145,392	1,809	4.98%

Total interest-earning assets/interest income	1,081,247	17,438	6.45%	1,011,140	16,321	6.46%	954,311	15,642	6.56%

Cash and due from banks	8,285			9,557			13,711
Premises and equipment	2,444			2,414			2,033
Other	4,972			5,209			7,690

Total assets	$1,096,948			$1,028,320			$977,745

Interest-bearing liabilities
Savings, NOW and money-market deposits	$303,184	$1,713	2.26%	$286,156	$1,800	2.52%	$318,945	$2,297	2.88%
Time deposits	363,225	3,848	4.24%	320,800	3,473	4.33%	290,748	3,707	5.10%
Borrowings (3)	543	5	3.97%		-	4.32%	40,111	402	4.01%

Total interest-bearing liabilities/interest expense	666,952	5,567	3.34%	606,956	5,273	3.48%	649,804	6,406	3.94%

Noninterest-bearing demand deposits	301,812			298,670			222,258
Other liabilities	8,606			8,687			8,114
Stockholders’ equity	119,578			114,007			97,569

Total liabilities and stockholders’ equity	$1,096,948			$1,028,320			$977,745

Net interest income		$11,871			$11,048			$9,236

Interest rate spread (4)			3.11%			2.98%			2.61%

Net interest margin (5)			4.39%			4.37%			3.87%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.62			1.67			1.47

(1)	Annualized.
(2)	Includes interest-earning deposits with banks, Federal Funds Sold and Federal Home Loan Bank stock dividends.
(3)	Includes Federal Home Loan Bank and Federal Reserve Bank advances.
(4)	Interest rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (YTD) (Unaudited)

(Dollars in thousands, except average yields/rates)

	Year Ended December 31,
	2025			2024
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(1)
Interest-earning assets
Loans	$819,233	$57,146	6.98%	$753,904	52,051	6.90%
Securities	23,137	635	2.74%	23,903	652	2.73%
Other interest-earning assets (2)	152,496	6,573	4.31%	127,229	6,926	5.44%

Total interest-earning assets/interest income	994,866	64,354	6.47%	905,036	59,629	6.60%

Cash and due from banks	11,478			13,810
Premises and equipment	2,334			1,798
Other	4,529			6,804
Total assets	$1,013,207			$927,448

Interest-bearing liabilities
Savings, NOW and money-market deposits	$286,701	$7,006	2.44%	$322,507	9,910	3.07%
Time deposits	331,563	14,428	4.35%	248,676	13,053	5.25%
Borrowings (3)	8,747	333	3.81%	47,312	1,976	4.18%

Total interest-bearing liabilities/interest expense	627,011	21,767	3.47%	618,495	24,939	4.03%

Noninterest-bearing demand deposits	265,551			216,643
Other liabilities	8,368			6,438
Stockholders’ equity	112,277			85,872

Total liabilities and stockholders’ equity	$1,013,207			$927,448

Net interest income		$42,587			$34,690

Interest rate spread (4)			3.00%			2.57%

Net interest margin (5)			4.28%			3.83%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.59			1.46

(1)	Annualized.
(2)	Includes interest-earning deposits with banks, Federal Funds Sold and Federal Home Loan Bank stock dividends.
(3)	Includes Federal Home Loan Bank and Federal Reserve Bank advances.
(4)	Interest rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

OptimumBank Holdings, Inc.

Segments of Loans Analysis (Unaudited)

(Dollars in thousands)

						December 31, 2025 change vs
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
	2025	2025	2025	2025	2024	2025	2024
Residential real estate	$74,018	$66,723	$66,602	$71,638	$74,064	$7,295	$(46)
Multi-family real estate	65,693	67,435	68,321	63,615	64,001	(1,742)	1,692
Commercial real estate	666,508	524,865	478,224	482,113	485,671	141,643	180,837
Land and construction	36,212	43,364	61,126	80,338	77,295	(7,152)	(41,083)
Commercial	48,196	45,604	50,351	50,585	52,810	2,592	(4,614)
Consumer	68,166	65,731	59,940	51,955	50,399	2,435	17,767
Total loans	958,793	813,722	784,564	800,244	804,240	145,071	154,553
Deduct:
Net deferred loan fees and costs	(1,227)	(892)	(678)	(742)	(595)	(335)	(632)
Allowance for credit losses	(10,273)	(10,018)	(9,338)	(8,270)	(8,660)	(255)	(1,613)
Loans, net	$947,293	$802,812	$774,548	$791,232	$794,985	$144,481	$152,308

OptimumBank Holdings, Inc.

Allowance for Credit Losses Analysis (Unaudited)

(Dollars in thousands)

						December 31, 2025 change vs
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
	2025	2025	2025	2025	2024	2025	2024
Beginning balance	$10,018	$9,338	$8,270	$8,660	$8,337	$680	$1,681
Credit loss expense (reversal) - funded	389	639	1,043	(144)	569	(250)	(180)
Charge-offs	(201)	(129)	(72)	(325)	(336)	(72)	135
Recoveries	67	170	97	79	90	(103)	(23)
Ending balance	$10,273	$10,018	$9,338	$8,270	$8,660	$255	$1,613

Explanation of Certain Unaudited Non-GAAP Financial Measures

This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Non-GAAP Reconciliations

Pre-tax, Pre-provision earnings (Unaudited)

(Dollars in thousands)	4Q25	3Q25	2Q25	1Q25	4Q24
Net Earnings (GAAP)	$4,853	$4,323	$3,602	$3,870	$3,949
Plus: Income Tax Expense	1,604	1,340	1,253	1,326	1,359
Plus: Credit Loss Expense (Reversal)	398	763	1,040	(165)	613
Pre-tax, Pre-provision earnings (Non-GAAP)	6,855	6,426	5,895	5,031	5,921

Tangible Book Value Per Common Share and Per Fully Diluted Share (Unaudited)

(Dollars in thousands, except per share amounts)	4Q25	3Q25	2Q25	1Q25	4Q24
Total Stockholders’ (GAAP) and Tangible Common Equity	$121,897	$116,888	$111,348	$108,003	$103,184
Common Shares Outstanding	11,534	11,884	11,751	11,751	11,636
Effect of conversion of series B preferred shares if converted	11,114	11,114	11,114	11,114	11,114
Effect of conversion of series C preferred shares if converted	876	526	526	526	526
Total Diluted Shares	23,524	23,524	23,391	23,391	23,276

Tangible Book Value per Common Share	$10.57	$9.84	$9.48	$9.19	$8.87
Tangible Book Value per Share - Diluted	$5.18	$4.97	$4.76	$4.62	$4.43